Exhibit 10.11.2

AMENDMENT TO THE

HERTZ GLOBAL HOLDINGS, INC.

SEVERANCE PLAN FOR SENIOR EXECUTIVES

Hertz Global Holdings, Inc. currently maintains the Hertz Global Holdings, Inc. Severance Plan For Senior Executives (the “Plan”).  Pursuant to the powers of amendment reserved in Section 7.01 of the Plan, effective as of November 14, 2012, Hertz Global Holdings, Inc. hereby amends the Plan in the following manner:

1.     Clause (i) of Section 3.02(a) of the Plan is amended to read as follows:

“(i) execution by the Participant of the Release, and lapsing of the revocation period for the Release, within 60 days after the Participant’s Termination Date (the “Release Period”) and”

2.     Section 4.02(b) of the Plan is amended by adding the following at the end:

“(provided, however, if the Release Period crosses over two calendar years, payment shall commence with the first payroll cycle following the later of the Release becoming effective or January 1st of the second calendar year)”